Date:	January 26, 2006

Contact:	Neal A. Petrovich, Executive Vice President and Chief Financial Officer
434-773-2242 petrovichn@amnb.com

Traded:	NASDAQ National Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES INC. ANNOUNCES FOURTH QUARTER EARNINGS

Danville, VA -- American National Bankshares Inc. (NASDAQ: AMNB), parent company of American National Bank and Trust Company, reported fourth quarter net income of $2.68 million, or $.49 per share on both a basic and diluted basis. Earnings were positively impacted by a $255,000 reduction in the allowance for loan losses, growth in net interest income, and increases in noninterest income. Additionally, the Bank sold its largest nonperforming loan at a discount during the quarter, resulting in a significant reduction in nonperforming assets and impaired loans. The discounted amount was recorded as a charge-off against the allowance for loan losses; however, the reserve for this potential loss was recorded and expensed in the fourth quarter of 2004. Net income for that quarter was $780,000, and was impacted by the additional loan loss provision as well as an impairment charge of $985,000 on FHLMC and FNMA preferred stock held in the Bank’s investment portfolio. For the full year, net income was $9.99 million in 2005, up from $8.01 million in 2004. Basic earnings per share improved from $1.43 in 2004 to $1.83 in 2005, and diluted earnings per share increased from $1.42 to $1.81.

As stated above, during the fourth quarter of 2005, the Bank sold its largest nonperforming loan, which was secured by a hotel located in a major North Carolina metropolitan area. The loan was sold at a discount and the remaining balance was charged-off. Primarily as a result of this action, nonperforming assets declined from $8.33 million or 1.35% of total assets at December 31, 2004, to $4.46 million or 0.72% of total assets at December 31, 2005. “While the resolution of this loan resulted in a significant charge-off, we are pleased to have this matter behind us and are equally pleased with the resulting improvement in our asset quality measurements,” stated Charles H. Majors, President and Chief Executive Officer. Net loan charge-offs for the quarter totaled $2.15 million, of which $2.13 million was related to this one loan. The specific reserve established for this loan exceeded the amount charged-off by approximately $415,000, and was a primary factor in recording a negative loan loss provision of $255,000 during the quarter.

Fourth Quarter Earnings Comparison

Comparing the fourth quarter of 2005 with the fourth quarter of 2004, net income increased from $780,000 to $2.68 million. Net interest income increased $193,000 or 3.3%, due primarily to interest rate movements and an increase in noninterest-bearing deposits. Noninterest income increased $99,000 or 5.3%, excluding the impact of the preferred stock impairment in 2004. This improvement is attributable to increases in trust fees, deposit service charges, retail brokerage activity, and mortgage banking revenue. Noninterest expense increased from $3.42 million in the 2004 final quarter to $4.45 million in the recently completed quarter. Profit sharing accruals were reversed in the 2004 quarter when the special loan loss provision was recorded. Noninterest expense during the 2005 quarter included approximately $215,000 in expenses related to the Bank’s new office in Lynchburg, Virginia, which was opened during 2005. The provision for loan losses was $2.37 million in the fourth quarter of 2004 compared to negative $255,000 for the 2005 quarter. As stated above, a specific reserve for the hotel loan was established during the last quarter of 2004, resulting in a significant increase in loan loss provision expense. The negative provision for loan losses in the recently completed quarter was largely attributable to the resolution of this loan.

Full Year Earnings Comparison

Comparing the full year 2005 with 2004, net income increased from $8.01 million to $9.99 million. Net interest income improved $1.10 million or 4.8%, due primarily to interest rate changes and growth in noninterest-bearing deposits. Excluding the prior year impact of the preferred stock impairment, noninterest income increased $401,000 or 5.4%, due to increases in trust fees, deposit service charges, retail brokerage activity, mortgage banking revenue, and $375,000 in income from the sale of a debit card and ATM processor, of which the Bank was a member. Noninterest income in 2004 was impacted by a $150,000 gain on the sale of a former branch office. Noninterest expense increased from $15.01 million to $17.08 million. The 2005 figure includes approximately $720,000 related to the new office in Lynchburg, opened during 2005. The 2004 figure was impacted by the elimination of profit sharing accruals described earlier. The provision for loan losses declined from $3.09 million in 2004 to $465,000 in 2005, due largely to the results of the hotel loan described above.

“We are pleased with our company’s 2005 results,” stated Majors. “We generated a 13.95% return on our shareholders’ equity, improved our asset quality indicators, entered the Lynchburg market, and announced the pending acquisition of Community First Financial Corporation to expand our presence there. We look forward to 2006 and beyond.”

About American National

American National Bankshares Inc. is the holding company of American National Bank and Trust Company, a community bank with fifteen full service offices and one loan production office. Full service offices are located in Danville, Chatham, Collinsville, Gretna, Martinsville, Henry County, South Boston, and Lynchburg, Virginia, and in Yanceyville, North Carolina. The Bank also operates a loan production office in Greensboro, North Carolina. On October 19, 2005, American National entered into a definitive agreement to acquire Community First Financial Corporation (OTCBB: CYFC), the parent company of Community First Bank, which operates four offices serving the city of Lynchburg, Virginia and the counties of Bedford, Campbell, and Nelson. Pending required approvals, the transaction is expected to close in April 2006.

American National Bank and Trust Company provides a full array of financial products and services, including commercial, mortgage, and consumer banking; trust and investment services; and insurance. Services are also provided through nineteen ATMs, “AmeriLink” Internet banking, and 24-hour “Access American” phone banking. Additional information is available on the Bank’s website at www.amnb.com. The shares of American National Bankshares Inc. are traded on the NASDAQ National Market under the symbol “AMNB.”

This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Corporation and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario; significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Corporation’s most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. American National Bankshares Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

American National Bankshares Inc. and Subsidiary
Consolidated Balance Sheets
(Dollars in thousands, except share data)
Unaudited

	December 31
ASSETS	2005	2004

Cash and due from banks	$18,300	$12,371
Interest-bearing deposits in other banks	9,054	197

Securities available for sale, at fair value	147,274	165,958
Securities held to maturity	18,355	22,205
Total securities	165,629	188,163

Loans held for sale	714	971

Loans, net of unearned income	417,087	407,269
Less allowance for loan losses	(6,109)	(7,982)
Net Loans	410,978	399,287

Bank premises and equipment, net	7,769	7,517
Core deposit intangibles, net	132	484
Accrued interest receivable and other assets	10,927	10,075

Total assets	$623,503	$619,065

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Demand deposits -- noninterest-bearing	$85,965	$75,256
Demand deposits -- interest-bearing	90,629	80,793
Money market deposits	42,425	52,031
Savings deposits	80,315	83,216
Time deposits	192,317	193,976
Total deposits	491,651	485,272

Repurchase agreements	37,203	38,945
FHLB borrowings	17,238	21,338
Accrued interest payable and other liabilities	3,992	2,510
Total liabilities	550,084	548,065

Shareholders' equity:
Common stock, $1 par, 10,000,000 shares authorized,
5,441,758 shares outstanding at December 31, 2005 and
5,521,164 shares outstanding at December 31, 2004	5,442	5,521
Capital in excess of par value	9,588	9,474
Retained earnings	59,109	55,780
Accumulated other comprehensive income, net	(720)	225
Total shareholders' equity	73,419	71,000

Total liabilities and shareholders' equity	$623,503	$619,065

American National Bankshares Inc. and Subsidiary
Consolidated Statements of Income
(Dollars in thousands, except per share data)
Unaudited
	Three Months Ended December 31		Twelve Months Ended December 31
	2005	2004	2005	2004
Interest Income:
Interest and fees on loans	$6,876	$5,906	$25,825	$22,791
Interest and dividends on securities:
Taxable	981	1,201	4,090	5,028
Tax-exempt	479	510	2,010	2,006
Dividends	60	39	215	163
Other interest income	186	64	339	132
Total interest income	8,582	7,720	32,479	30,120
Interest Expense:
Interest on deposits	2,034	1,478	6,902	5,979
Interest on repurchase agreements	284	151	901	528
Interest on other borrowings	218	238	937	972
Total interest expense	2,536	1,867	8,740	7,479
Net Interest Income	6,046	5,853	23,739	22,641
Provision for Loan Losses	(255)	2,370	465	3,095

Net Interest Income After Provision
for Loan Losses	6,301	3,483	23,274	19,546

Noninterest Income:
Trust and investment services	794	768	3,012	2,976
Service charges on deposit accounts	627	616	2,446	2,411
Other fees and commissions	277	219	1,078	888
Mortgage banking income	187	152	665	612
Securities gains, net	8	38	53	157
Impairment of securities	-	(985)	-	(985)
Other	67	68	642	451
Total noninterest income	1,960	876	7,896	6,510
Noninterest Expense:
Salaries	2,306	1,326	8,453	6,795
Pension and other employee benefits	495	438	1,975	1,699
Occupancy and equipment	611	613	2,476	2,457
Bank franchise tax	135	138	543	555
Core deposit intangible amortization	40	113	353	450
Other	859	787	3,279	3,055
Total noninterest expense	4,446	3,415	17,079	15,011
Income Before Income Tax Provision	3,815	944	14,091	11,045
Income Tax Provision	1,138	164	4,097	3,032
Net Income	$2,677	$780	$9,994	$8,013

Net Income Per Common Share:
Basic	$0.49	$0.14	$1.83	$1.43
Diluted	$0.49	$0.14	$1.81	$1.42

Average Common Shares Outstanding:
Basic	5,437,127	5,520,041	5,465,090	5,591,839
Diluted	5,471,516	5,570,386	5,506,998	5,642,056

Financial Highlights
American National Bankshares Inc. and Subsidiary

(Dollars in thousands,
except share data, unaudited)	Three Months Ended December 31				Twelve Months Ended December 31
	2005	2004	Change		2005		2004		Change
EARNINGS
Interest income	$8,582	$7,720	11.2%		$32,479		$30,120		7.8%
Interest expense	2,536	1,867	35.8		8,740		7,479		16.9
Net interest income	6,046	5,853	3.3		23,739		22,641		4.8
Provision for loan losses	(255)	2,370	(110.8)		465		3,095		(85.0)
Noninterest income	1,960	876	123.7		7,896		6,510		21.3
Noninterest expense	4,446	3,415	30.2		17,079		15,011		13.8
Income taxes	1,138	164	593.9		4,097		3,032		35.1
Net income	2,677	780	243.2		9,994		8,013		24.7

PER COMMON SHARE
Earnings per share - basic	$0.49	$0.14	250.0%		$1.83		$1.43		28.0%
Earnings per share - diluted	0.49	0.14	250.0		1.81		1.42		27.5
Cash dividends paid	0.21	0.20	5.0		0.83		0.79		5.1
Book value					13.49		12.86		4.9
Closing market price					23.25		24.21		(4.0)

FINANCIAL RATIOS
Return on average assets	1.73%	0.49%	124	bp	1.61%		1.26%		35	bp
Return on average shareholders' equity	14.79	4.34	1,045		13.95		11.15		280
Average equity to average assets	11.67	11.32	35		11.57		11.34		23
Net interest margin (FTE)	4.24	4.02	22		4.17		3.90		27
Efficiency ratio	53.96	42.87	1,109		52.24		48.51		373

PERIOD END BALANCES
Securities					$165,629		$188,163		(12.0)%
Loans held for sale					714		971		(26.5)
Loans, net of unearned income					417,087		407,269		2.4
Assets					623,503		619,065		0.7
Deposits					491,651		485,272		1.3
Repurchase agreements					37,203		38,945		(4.5)
FHLB borrowings					17,238		21,338		(19.2)
Shareholders' equity					73,419		71,000		3.4

AVERAGE BALANCES
Securities	$162,315	$190,281	(14.7)%		$170,439		$195,128		(12.7)%
Total loans	413,308	406,073	1.8		414,580		403,695		2.7
Interest-earning assets	594,118	610,363	(2.7)		594,801		608,915		(2.3)
Assets	620,388	634,892	(2.3)		619,074		633,951		(2.3)
Interest-bearing deposits	400,460	414,418	(3.4)		397,914		415,402		(4.2)
Deposits	486,605	495,515	(1.8)		482,584		491,525		(1.8)
Repurchase agreements	41,182	44,821	(8.1)		42,757		46,787		(8.6)
FHLB borrowings	17,267	19,624	(12.0)		19,474		20,931		(7.0)
Shareholders' equity	72,405	71,858	0.8		71,638		71,862		(0.3)

CAPITAL
Average shares outstanding - basic	5,437,127	5,520,041	(1.5)%		5,465,090		5,591,839		(2.3)%
Average shares outstanding - diluted	5,471,516	5,570,386	(1.8)		5,506,998		5,642,056		(2.4)
Shares repurchased	4,390	5,000	(12.2)		98,840		159,968		(38.2)
Average price of shares repurchased	$22.48	$25.25	(11.0)		$24.32		$23.67		2.7

ALLOWANCE FOR LOAN LOSSES
Beginning balance	$8,515	$5,599	52.1%		$7,982		$5,292		50.8%
Provision for loan losses	(255)	2,370	(110.8)		465		3,095		(85.0)
Charge-offs	(2,200)	(67)	3,183.6		(2,577)		(655)		293.4
Recoveries	49	80	(38.8)		239		250		(4.4)
Ending balance	$6,109	$7,982	(23.5)		$6,109		$7,982		(23.5)

NONPERFORMING ASSETS
Nonperforming loans:
90 days past due					$56		$-		NA	%
Nonaccrual					4,217		8,113		(48.0)
Foreclosed real estate					188		221		(14.9)
Nonperforming assets					$4,461		$8,334		(46.5)

ASSET QUALITY RATIOS **
Net chargeoffs to average loans	2.08%	(0.01)%	209	bp	0.56%		0.10%		46	bp
Nonperforming assets to total assets					0.72		1.35		(63)
Nonperforming loans to total loans					1.02		1.99		(97)
Allowance for loan losses to total loans					1.46		1.96		(50)
Allowance for loan losses
to nonperforming loans					1.43	x	0.98	x	45

Notes:

bp - Change is measured as difference in basis points.
** - Balance sheet amounts used in calculations are based on period end balances.